EXHIBIT 99.1
                                                                    ------------

  [GRAPHIC OMITTED]

     S A N D S
LAS VEGAS SANDS CORP.                              P R E S S   R E L E A S E
-------------------------------------------------------------------------------

                         LAS VEGAS SANDS CORP. REPORTS
                          SECOND QUARTER 2007 RESULTS

         ACHIEVES RECORD SECOND QUARTER CONSOLIDATED ADJUSTED PROPERTY
           EBITDAR OF $199.8 MILLION FOR THE SECOND QUARTER OF 2007

-------------------------------------------------------------------------------

LAS VEGAS, NV (AUGUST 1, 2007) -- Las Vegas Sands Corp. (NYSE:LVS), today reported second quarter financial results for the quarter ended June 30, 2007.

COMPANY-WIDE OPERATING RESULTS

Net revenue for the second quarter of 2007 increased 18.6% to a record $612.9 million, compared to $517.0 million in the second quarter of 2006. Consolidated adjusted property EBITDAR in the second quarter of 2007 came in at a second quarter record $199.8 million, an increase of 11.0% compared to $180.1 million in the year-ago quarter. On a GAAP (Generally Accepted Accounting Principles) basis, operating income was $86.2 million versus $125.4 million in the second quarter of 2006. The decrease in operating income of $39.2 million was driven principally by an increase of $36.0 million in pre-opening expenses directly related to our preparations for the opening of The Venetian Macao on August 28th and other properties to be opened in the future in Macao, Singapore, and the United States.

Adjusted net income (excluding loss on disposal of assets, pre-opening expense, development expense, and loss on early retirement of debt) was $81.9 million, or adjusted earnings per diluted share of $0.23, compared to adjusted net income (excluding loss on disposal of assets, pre-opening expense, and development expense) of $121.3 million, or adjusted earnings per diluted share of $0.34, in the second quarter of 2006. The decrease in adjusted net income of $39.4 million was driven principally by increases in net interest expense of $24.4 million and depreciation and amortization of $11.3 million. On a GAAP basis, net income in the second quarter of 2007 was $34.4 million, or $0.10 per diluted share, compared to $109.3 million, or $0.31 per diluted share, in the second quarter of 2006. The decrease in GAAP net income of $74.9 million was principally driven by the pretax increases of $36.0 million in pre-opening expense, $24.4 million in net interest expense, and $11.3 million in depreciation and amortization mentioned above, as well as the loss realized on the early retirement of debt of $10.7 million.

"The second quarter of 2007 was another quarter of strong execution for our company," began William P. Weidner, president and COO. "We again delivered robust operating results at both our Las Vegas and Macao properties and continued to make steady progress in the execution of our development plans around the globe. We are now approaching a signal moment in the history of both our company and Macao. After over five years of planning and preparation, we are now less than four weeks away from the grand opening of The Venetian Macao, and the beginning of a new era in the long and vibrant history of Macao. With the opening of The Venetian Macao, the anchor of the Cotai Strip(TM) and Macao's first true integrated destination resort, with the complete set of assets and service offerings needed to generate multi-night visitation from both the region and around the world, Macao will begin in earnest to realize her true potential as a world-class business and leisure destination."

SECOND QUARTER HIGHLIGHTS

Weidner continued, "In Asia, we delivered another strong quarter at the Sands Macao. Our VIP gaming win and rolling volume both set all-time quarterly records, and our second quarter visitor volume reflected healthy growth with over 2.5 million visits in the quarter, up 12.9% compared to the second quarter of 2006. Our slots business again delivered an all-time record quarter in both handle and win. The Macao gaming market continues to expand in response to the addition of high-quality capacity. That continuing strong growth in the Macao marketplace provides positive momentum as we prepare to open Macao's first true integrated destination resort, The Venetian Macao, which will bring an unrivaled set of assets and service offerings, including world-class entertainment, dining, shopping and leisure amenities, to Macao. In Las Vegas, we delivered strong results across the board, with both gaming and hotel revenues reflecting healthy increases compared to the quarter one year ago."

Weidner added, "We have continued to execute our development plans for the Cotai Strip in all areas. We recently commenced our international marketing programs, which are designed to transform Macao into a multi-night stay international destination, by bringing the world's most well-known sporting franchise, The Manchester United Football Club, to Macao. Manchester United were the first honorary guests of The Venetian Macao, and more than 500 members of the local, regional and international media covered their visit to Macao, which included a large press conference and Manchester United kids clinic both held in our new 15,000 seat arena. Each night CCTV-1 and CCTV-5, two of China's most watched television stations, with viewing audiences estimated at more than one billion people, detailed the team's visit to Macao and their stay at The Venetian Macao. The match, for which The Venetian Macao was the title sponsor, was carried around the world by additional print and media outlets to the remainder of the Asian region, the Indian subcontinent, the Middle East, Europe and the Americas.

"We have advanced the leasing of our retail space on the Cotai Strip, where we have effectively completed the leasing of our retail space at The Grand Canal Shoppes in The Venetian Macao and at The Shoppes at the Four Seasons Macao. In addition, we have now begun the leasing process and have signed definitive agreements with more than 70 retailers at Cotai Central, the nearly 800,000 square foot mall in the massive podium of the complex anchored by the Sheraton Macao, the St. Regis Macao, the Shangri-La Macao and Traders Macao, which is located directly across the Cotai Strip from, and will be connected by air-conditioned walkover bridge to, The Venetian Macao and the Four Seasons Macao. Our convention, tour and travel, and corporate meetings businesses are each ready to begin operations concurrently with the grand opening of The Venetian Macao. In addition, our construction, design and development work on each of our other six sites on the Cotai Strip continued to progress, and we continued to advance our master-plan to develop a complementary trade-fair, convention, and leisure destination on Hengqin Island, in Zhuhai of the People's Republic of China and adjacent to the Cotai Strip. Finally, we completed a $5.0 billion credit facility which simplified our administrative reporting requirements and significantly increased our flexibility to move quickly to take advantage of emerging development opportunities worldwide. In Las Vegas, we continued to make significant progress on the construction of The Palazzo, which was topped off in June and which is scheduled to open in late 2007," said Weidner.

LAS VEGAS SECOND QUARTER OPERATING RESULTS

In the second quarter of 2007 in Las Vegas, hotel revenues increased 6.0% to $93.3 million versus $88.0 million in the second quarter of 2006, despite having approximately 4.6% fewer rooms available in the second quarter of 2007 compared to the quarter last year, due to the ongoing suite renovation program at The Venetian. The Venetian's average daily rate (ADR) increased 9.9% to $266, compared to $242 in the second quarter of 2006. The Venetian's occupancy of available guestrooms increased to 100.9% during the second quarter of 2007, which compares to 99.5% during the prior year period, generating revenue per available room (REVPAR) of $268 in the 2007 period, an increase of 11.2% versus $241 in the 2006 period.

Table games drop increased 10.5% to $281.0 million in the second quarter of 2007 versus $254.2 million during the second quarter of 2006. Slot machine handle (volume) increased 7.7% to $562.8 million in the second quarter of 2007, compared to $522.7 million during the second quarter of 2006. As a result of the above, casino revenues increased 19.8% to $85.4 million in the second quarter of 2007, compared to $71.3 million a year ago. Table games win percentage (calculated before discounts) was 20.1% in the second quarter of 2007, compared to 17.6% in the second quarter of last year. This compares to our expected range of 20% to 22%. Slot win percentage (calculated before discounts) was 6.1% in the 2007 second quarter, compared to 6.2% in the second quarter last year.

Food and beverage revenues increased 28.1% to $45.1 million in the second quarter of 2007, compared to $35.2 million in the 2006 period. Retail and other operating revenues were $29.8 million in the quarter, compared to $28.3 million in the second quarter last year, an increase of 5.3%.

On a GAAP basis, operating income for The Venetian increased 30.8% to $57.0 million, compared to $43.6 million in the 2006 period. Adjusted property EBITDAR for The Venetian increased 31.7%, to $83.2 million, compared to $63.2 million for the second quarter of 2006.

"We continue to see strong performance across the board at The Venetian," continued Weidner. "Our convention-based strategy continues to drive increases in our room rates and REVPAR. In fact, our room revenue was up 6.0% in the quarter, despite the fact that our rooms available for occupancy were down 4.6% due to our ongoing remodeling program at the property. The benefits of our targeted capital investments are contributing to solid top-line performance at The Venetian. Our high-end business continues to benefit from our activities in Asia and our investments in the infrastructure and amenities vital to our competitiveness and success in this important segment. Our ongoing efforts to generate operating efficiencies across the property have allowed our top line enhancements to consistently flow through to our adjusted property EBITDAR at the Las Vegas property, and we expect the opening of The Palazzo later this year to generate significant additional operating efficiencies.

"Construction of The Palazzo, which has been designed to include all the amenities and features necessary to service our important premium business, is now entering its final phase. The Palazzo is scheduled to open its gaming, hotel and restaurant products to the public on December 20th, while The Shoppes at The Palazzo, anchored by Barneys New York and featuring many of the world's leading luxury brands, will open in January 2008. Upon completion, the comprehensively renovated Venetian and newly opened Palazzo complex will represent the largest integrated destination resort in the world, with 7,128 hotel rooms and 2.3 million square feet of meeting, convention and exhibition space. In addition, we expect to obtain back-of-house and other operating efficiencies of between $40 million and $60 million for the combined complex once The Palazzo opens. We believe the combined Venetian and Palazzo complex will provide an excellent platform for profitable growth in Las Vegas for years to come."

MACAO SECOND QUARTER OPERATING RESULTS

In Macao, second quarter casino revenues increased 21.6% to an all-time quarterly record $373.5 million versus $307.1 million in the 2006 period. The Sands Macao reported adjusted property EBITDAR of $116.6 million for the second quarter of 2007, compared to $116.9 million in the second quarter of 2006. The Sands' adjusted property EBITDAR continues to reflect an elevated level of expenses at the Sands Macao. In the second quarter, we experienced approximately $11 million of elevated expenses associated with investments in our human resources and the retention bonus portion of our VIP rolling-chip program. These elevated expenses are driven principally by our preparations for the opening of The Venetian Macao, and we expect them to be eliminated from the Sands Macao upon the opening of The Venetian Macao. On a GAAP basis, operating income for the Sands Macao was $104.7 million for the second quarter of 2007, compared to $105.6 million in last year's second quarter. The Sands Macao operating income also reflects the approximately $11 million of elevated expenses described above.

Second quarter 2007 Rolling Chip volume increased 70.4% to an all-time quarterly record $7.3 billion, compared to $4.3 billion in the second quarter of 2006. Table games drop (the Non-Rolling Chip segment) was $0.9 billion in the second quarter of 2007, compared to $1.0 billion in the second quarter of 2006.

Non-Rolling Chip table games win percentage (calculated before discounts and commissions) came in at 18.4% in the second quarter of 2007, while Rolling Chip table games win percentage (calculated before discounts and commissions) was 3.44%. These results compare to our expected Non-Rolling Chip table games win percentage (calculated before discounts and commissions) of 18% to 20% and Rolling Chip table games win percentage (calculated before discounts and commissions) of 3.0%.

Slot  handle  (volume)  for the  second  quarter  of 2007 was a  record  $317.4 million, representing a 20.6% increase versus $263.2 million in the second quarter of 2006.

Food and beverage revenues increased 43.2% to $12.6 million in the second quarter of 2007, compared to $8.8 million in the 2006 period. Retail and other operating revenues increased 66.7% to $1.5 million in the quarter, compared to $0.9 million in the second quarter of last year.

Weidner stated, "We remain extremely pleased with our performance at the Sands Macao. Despite the introduction of significant high-quality, competitive product in the Macao marketplace, our VIP business has shown strong growth, our visitation statistics continue to increase, and our operating performance remains strong. With the opening of The Venetian Macao later this month, we will have the ability to significantly reduce the cost structure at the Sands Macao, as we allocate our human resources more efficiently across a larger asset and revenue base. Looking ahead to September, the completion of our new 238 suite hotel tower will add a significant amount of increasingly important suite inventory to the Sands' product offering, enabling the Sands Macao to offer a world-class suite product to a far greater number of its customers in the years ahead."

OTHER FACTORS AFFECTING EARNINGS

Interest expense, net of amounts capitalized, was $54.4 million for the second quarter of 2007, compared to $23.7 million during the second quarter of 2006. The increase is primarily the result of increased borrowings which support the company's growth pipeline and current and future development, including borrowings related to the company's new $5.0 billion credit facility, the $3.3 billion credit facility to support our developments in Macao, as well as borrowings related to the $1.4 billion credit facility to support the development of The Marina Bay Sands in Singapore. Capitalized interest was $58.0 million during the second quarter of 2007, compared to $20.9 million during the second quarter of 2006.

Stock-based compensation expense was $8.6 million in the second quarter of 2007, compared to $2.9 million in the second quarter of 2006.

Pre-opening expenses related principally to the pending opening of The Venetian Macao, as well as The Marina Bay Sands and The Palazzo, were $40.3 million in the second quarter of 2007, compared to $4.4 million in the second quarter of 2006.

Development expenses relating to our efforts in Zhuhai (Hengqin Island, in the People's Republic of China), Europe, Japan and elsewhere were $1.3 million in the second quarter of 2007, compared to $7.9 million in the second quarter of 2006.

Loss on the early retirement of debt was $10.7 million in the second quarter of 2007. This was a direct result of the early retirement of the company's senior secured credit facility, which was retired with a portion of the proceeds of the Company's new $5.0 billion credit facility.

The effective tax rate for the second quarter of 2007 of 14.4% is lower than the United States Federal statutory rate due principally to a zero effective tax rate on our Macao gaming income as a result of a temporary income tax exemption on gaming operations, which is currently set to expire at the end of 2008.

BALANCE SHEET ITEMS

Unrestricted cash balances as of June 30, 2007 stood at $1.79 billion while restricted cash balances were $1.04 billion. Of the restricted cash balances, $891.7 million is restricted for Macao related construction and $93.5 million is restricted for construction of The Marina Bay Sands in Singapore.

As of June 30, 2007, total debt outstanding, including the current portion, was $7.11 billion.

CAPITAL EXPENDITURES AND OTHER ACTIVITIES

Capital expenditures during the second quarter of 2007 totaled $927.1 million. This includes $484.8 million for construction and development activities in Macao, $289.9 million for construction and development activities at The Palazzo, $85.3 million for construction and development activities in Singapore, $39.2 million for capital expenditures at The Venetian and The Sands Expo and Convention Center in Las Vegas, and $27.9 million for corporate and other activities.

CONCLUDING COMMENTS

Weidner concluded, "While we continue to deliver strong financial and operating results, and are increasingly focused on the advance marketing and related events and activities leading to the grand opening of The Venetian Macao, our future opportunities remain significant. Our track record of execution in the development and operation of convention-based integrated destination resorts clearly positions us well to continue to execute on our currently announced projects and to develop, identify and utilize our market-leading position to win additional growth opportunities worldwide.

"We remain focused on the execution of our plans to develop `Asia's Las Vegas', a convention and leisure destination with both the scale and the world-class array of leisure and entertainment amenities necessary to generate extended, multi-night visitation, on the Cotai Strip. We continue to progress our construction and development activities on all seven sites on the Cotai Strip.

"We remain engaged in continuing extensive collaboration with the Project Coordination Committee of The Hengqin Venetian International Convention and Resort Project in Zhuhai as we integrate our development plans with Zhuhai and Guangdong Province's overall development plans for Hengqin Island.

"In Singapore, we continue to make steady progress on construction and other development activities of The Marina Bay Sands, which remains on track for an opening in late 2009. We currently have over 1,100 workers on site with work progressing on a 24/7 basis. We have now begun to accept indications of interest from retailers, restauranteurs, and other potential tenants from around the globe for tenancy at The Shoppes at The Marina Bay Sands, and we are pleased to report that the indicative rents reflected in these indications of interest reflect the strength and vibrancy of that robust market. The Marina Bay Sands will feature approximately 2,500 hotel rooms, approximately 1.2 million square feet of flexible meetings, incentive, convention, food and beverage, and exhibition space, approximately 1.0 million square feet of retail space, three large entertainment venues, and gaming space which will include our high-end Paiza Club(TM).

"In Bethlehem, Pennsylvania, we continue to advance our construction activities on Sands Bethworks(TM). The preservation and refurbishment work on the industrial icons that will be prominently featured in the Sands Bethworks complex is now nearly completed. Upgrades to the utility systems have now been completed, enabling construction of the foundation systems of the complex to begin shortly. The 126-acre integrated destination resort on the site of the former Bethlehem Steel plant is located on the I-78 corridor in eastern
Pennsylvania, with 17.2 million people residing within a 75 mile radius, including the lucrative northern New Jersey and New York metropolitan markets. The property will feature in its first phase a 300-room hotel, 200,000 square feet of retail space, 5,000 slot machines, a 50,000 square foot multipurpose event center, and a variety of dining and entertainment options. The resort will also be home to the National Museum of Industrial History, an arts and cultural center, and the broadcast home of the local PBS affiliate."

                                     # # #

CONFERENCE CALL INFORMATION
The company will hold a conference call to discuss the company's results on Wednesday, August 1, 2007 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by dialing (866) 825-3308 and using the access code 32359895. International callers, please dial (617) 213-8062, and use the same access code. The conference call will also be available through a live audio webcast at www.lasvegassands.com (click on Investor Relations). A telephone replay will be available at (888) 286-8010 and (617) 801-6888, access code 86644007, from August 1, 2007, at approximately 3:30 p.m. PT (6:30 p.m.
ET) through August 8, 2007.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, competition, new ventures, substantial leverage and debt service, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, gaming junket operators, risks relating to our Macao gaming concession, infrastructure in Macao and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
ABOUT LAS VEGAS SANDS CORP.

ABOUT LAS VEGAS SANDS CORP.

        Las Vegas Sands Corp. (NYSE: LVS) is one of the leading international developers of multi-use integrated resorts.

        The Las Vegas, Nevada-based company owns and operates The Venetian Resort-Hotel-Casino and the Sands Expo and Convention Center in Las Vegas and the Sands Macao in the People's Republic of China (PRC) Special Administrative Region of Macao. The company is currently constructing four additional integrated resorts: The Venetian Macao Resort-Hotel in Macao; The Palazzo Resort-Hotel-Casino in Las Vegas; Sands Bethworks(TM) in Bethlehem, Pennsylvania; and The Marina Bay Sands(TM) in Singapore.

        LVS is also creating the Cotai Strip(TM), a master-planned development of resort-casino properties in Macao. Additionally, the company is working with the Zhuhai Municipal People's Government of the PRC to master-plan the development of a leisure resort and convention complex on Hengqin Island in the PRC.



CONTACTS:

Investment Community:       Scott Henry  (702) 733-5502
Media:                      Ron Reese    (702) 414-3607

LAS VEGAS SANDS
SECOND QUARTER 2007 RESULTS
NON-GAAP RECONCILIATIONS

-------------------------------------------------------------------------------
Within the company's second quarter 2007 press release, the company makes reference to certain non-GAAP financial measures including "adjusted net
income",   "adjusted  earnings  per  diluted  share",  "adjusted  EBITDA",  and
"adjusted property EBITDAR". Whenever such information is presented, the company has complied with the provisions of the rules under Regulation G and
Item 2.02 of Form 8-K. The specific reasons why the company's management believes that the presentation of each of these non-GAAP financial measures provides useful information to investors regarding Las Vegas Sands Corp.'s financial condition, results of operations and cash flows has been provided in the Form 8-K filed in connection with this press release.
-------------------------------------------------------------------------------


Adjusted net income and adjusted earnings per diluted share in the second quarter of 2007 exclude loss on disposal of assets, pre-opening expense, development expense, and loss on early retirement of debt. Adjusted net income and adjusted earnings per diluted share in the second quarter of 2006 exclude loss on disposal of assets, pre-opening expense, and development expense.
Reconciliations of GAAP net income and GAAP earnings per diluted share to adjusted net income and adjusted earnings per diluted share are included in the financial schedules accompanying this release.

Adjusted EBITDA consists of operating income before depreciation and amortization, loss on disposal of assets, pre-opening expense, development expense, and stock-based compensation. Adjusted property EBITDAR consists of operating income before depreciation and amortization, loss on disposal of assets, pre-opening expense, development expense, stock-based compensation, corporate expense, and rental expense. Reconciliations of GAAP operating income and GAAP net income to adjusted EBITDA and adjusted property EBITDAR are included in the financial schedules accompanying this release.

Las Vegas Sands Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

                                                             Three Months Ended               Six Months Ended
                                                                  June 30,                        June 30,
                                                            2007            2006           2007            2006
                                                         ---------       ---------      ---------        ---------
Revenues:
  Casino                                                 $ 458,879       $ 378,462      $ 924,613        $ 753,844
  Rooms                                                     95,002          89,654        192,870          180,792
  Food and beverage                                         57,738          44,023        112,097           95,839
  Retail                                                     2,795           3,385          5,489            6,156
  Other                                                     28,498          25,891         68,850           58,125
                                                         ---------       ---------      ---------        ---------
                                                           642,912         541,415      1,303,919        1,094,756
  Less - Promotional allowances                            (29,986)        (24,408)       (62,775)         (47,385)
                                                         ---------       ---------      ---------        ---------
                                                           612,926         517,007      1,241,144        1,047,371
                                                         ---------       ---------      ---------        ---------
Operating Costs and Expenses:
  Casino-Hotel operations                                  416,340         338,439        832,112          665,789
  Rental expense                                             8,297           3,803         15,005            7,510
  Corporate expense                                         24,694          12,251         43,213           25,205
  Pre-opening expense                                       40,320           4,354         62,777            6,573
  Development expense                                        1,260           7,861          3,606           17,029
  Depreciation and amortization                             35,721          24,428         66,953           49,433
  Loss on disposal of assets                                    61             456            239            1,537
                                                         ---------       ---------      ---------        ---------
                                                           526,693         391,592      1,023,905          773,076
                                                         ---------       ---------      ---------        ---------

  Operating income                                          86,233         125,415        217,239          274,295


  Interest income                                           21,352          15,018         34,016           25,232
  Interest expense, net of amounts capitalized             (54,409)        (23,685)       (89,021)         (45,100)
  Other income (expense)                                    (2,304)            (14)        (9,337)             150
  Loss on early retirement of debt                         (10,705)            -          (10,705)               -
                                                         ---------       ---------      ---------        ---------
Income before income taxes                                  40,167         116,734        142,192          254,577

Provision for income taxes                                  (5,769)         (7,405)       (16,880)         (23,465)
                                                         ---------       ---------      ---------        ---------
Net income                                               $  34,398       $ 109,329      $ 125,312        $ 231,112
                                                         =========       =========      =========        =========

Basic earnings per share                                 $    0.10       $    0.31      $    0.35        $    0.65
Diluted earnings per share                               $    0.10       $    0.31      $    0.35        $    0.65

Weighted average shares outstanding
  Basic                                                354,726,843     354,255,635    354,645,879      354,227,600
  Diluted                                              355,896,858     355,259,487    356,013,961      354,803,220


Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure-Adjusted Net Income and Earnings Per Share
(In thousands, except share and per share data)
(Unaudited)

                                                                   Three Months Ended                Six Months Ended
                                                                        June 30,                         June 30,
                                                                 2007             2006             2007             2006
                                                             -----------      -----------      -----------      -----------
Net income                                                   $    34,398      $   109,329      $   125,312      $   231,112

Loss on disposal of assets, net                                       53              456              173            1,533
Pre-opening expense, net                                          39,459            4,294           60,966            6,424
Development expense, net                                           1,010            7,205            3,066           15,854
Stock offering costs, net                                              -                -                -            1,327
Loss on early retirement of debt                                   6,958                -            6,958                -
                                                             -----------      -----------      -----------      -----------

Adjusted net income                                          $    81,878      $   121,284      $   196,475      $   256,250
                                                             -----------      -----------      -----------      -----------

Per diluted share of common stock:
Net income                                                        $ 0.10           $ 0.31           $ 0.35           $ 0.65

Loss on disposal of assets, net                                        -                -                -             0.01
Pre-opening expense, net                                            0.11             0.01             0.17             0.02
Development expense, net                                               -             0.02             0.01             0.04
Stock offering costs, net                                              -                -                -                -
Loss on early retirement of debt, net                               0.02                -             0.02                -
                                                             -----------      -----------      -----------      -----------
Adjusted earnings per diluted share                          $      0.23      $      0.34      $      0.55      $      0.72
                                                             ===========      ===========      ===========      ===========
Weighted average diluted shares outstanding                  355,896,858      355,259,487      356,013,961      354,803,220

------------------

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data - Net Revenues by Resort
(In thousands)
(Unaudited)

                                                                   Three Months Ended                Six Months Ended
                                                                        June 30,                          June 30,
                                                                  2007             2006            2007             2006
                                                               ---------        ---------      -----------      -----------
The Venetian                                                   $ 235,512        $ 206,575      $   513,356      $   455,302
The Sands Macao                                                  377,414          310,432          727,788          592,069
                                                               ---------        ---------      -----------      -----------
                                                               $ 612,926        $ 517,007      $ 1,241,144      $ 1,047,371
                                                               =========        =========      ===========      ===========

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)


The following are reconciliations of Operating Income to Adjusted EBITDA and Adjusted Property EBITDAR

                                                      Three Months Ended June 30, 2007

                              Depreciation  Loss on                                (1)                                     Adjusted
                  Operating       and       Disposal   Pre-Opening Development Stock-Based   Adjusted  Corporate  Rental   Property
                 Income(Loss) Amortization  of Assets    Expense     Expense   Compensation   EBITDA    Expense   Expense  EBITDAR
                 ------------ ------------  ---------  ----------- ----------  ------------  --------  ---------  -------  --------
The Venetian      $ 57,016      $ 21,310     $    22    $    408    $      -      $ 2,328   $  81,084   $     -   $ 2,137  $ 83,221

The Sands Macao    104,749        10,649          39           -           -          900     116,337         -       256   116,593

Other development  (48,965)        1,889           -      39,912       1,260           -       (5,904)        -     5,904         -

Corporate          (26,567)        1,873           -           -           -           -      (24,694)   24,694         -         -
                  --------      --------     -------    --------    --------     --------   ---------   -------   -------  --------
                  $ 86,233      $ 35,721     $    61    $ 40,320    $  1,260     $  3,228   $ 166,823   $24,694   $ 8,297  $199,814
                  ========      ========     =======    ========    ========     ========   =========   =======   =======  ========

                                                    Three Months Ended June 30, 2006

                              Depreciation  Loss on                                (1)                                     Adjusted
                  Operating       and       Disposal   Pre-Opening Development Stock-Based   Adjusted  Corporate  Rental   Property
                 Income(Loss) Amortization  of Assets    Expense     Expense   Compensation   EBITDA    Expense   Expense  EBITDAR
                 ------------ ------------  ---------  ----------- ----------  ------------  --------  ---------  -------  --------
The Venetian      $ 43,598      $ 15,028     $     -    $   (181)   $     38     $    942   $  59,425   $     -   $ 3,751  $ 63,176

The Sands Macao    105,581         7,967         456       2,278           -          573     116,855         -        52   116,907

Other development  (10,981)          901           -       2,257       7,823            -           -         -         -         -

Corporate          (12,783)          532           -          -            -            -     (12,251)   12,251         -         -
                 ---------      --------     -------    --------    --------     --------   ---------   -------   -------  --------
                 $ 125,415      $ 24,428     $   456    $  4,354    $  7,861     $  1,515   $ 164,029   $12,251   $ 3,803  $180,083
                 =========      ========     =======    ========    ========     ========   =========   =======   =======  ========

                                                    Six Months Ended June 30, 2007

                              Depreciation  Loss on                                (1)                                     Adjusted
                  Operating       and       Disposal   Pre-Opening Development Stock-Based   Adjusted  Corporate  Rental   Property
                 Income(Loss) Amortization  of Assets    Expense     Expense   Compensation   EBITDA    Expense   Expense  EBITDAR
                 ------------ ------------  ---------  ----------- ----------  ------------  --------  ---------  -------  --------
The Venetian     $ 147,336      $ 39,302     $   190    $    511    $      -     $  3,707   $ 191,046   $     -   $ 4,277  $195,323

The Sands Macao    195,312        21,445          48           -           -        1,473     218,278         -       611   218,889

Other development  (79,596)        3,606           1      62,266       3,606            -     (10,117)        -    10,117         -

Corporate          (45,813)        2,600           -           -           -            -     (43,213)   43,213         -         -
                 ---------      --------     -------    --------    --------     --------   ---------   -------   -------  --------
                 $ 217,239      $ 66,953     $   239    $ 62,777    $  3,606     $  5,180   $ 355,994   $43,213   $15,005  $414,212
                 =========      ========     =======    ========    ========     ========   =========   =======   =======  ========

                                                    Six Months Ended June 30, 2006

                              Depreciation  Loss on                                (1)                                     Adjusted
                  Operating       and       Disposal   Pre-Opening Development Stock-Based   Adjusted  Corporate  Rental   Property
                 Income(Loss) Amortization  of Assets    Expense     Expense   Compensation   EBITDA    Expense   Expense  EBITDAR
                 ------------ ------------  ---------  ----------- ----------  ------------  --------  ---------  -------  --------
The Venetian     $ 123,572      $ 31,055     $    12     $   427    $     38     $  1,884   $ 156,988   $     -   $ 7,270  $164,258

The Sands Macao    199,508        15,657       1,525       2,278           -        1,146     220,114         -       240   220,354

Other development  (22,533)        1,674          -        3,868      16,991            -           -         -         -         -

Corporate          (26,252)        1,047          -           -            -            -     (25,205)   25,205         -         -
                 ---------       -------     -------     -------    --------     --------   ---------   -------   -------  --------
                 $ 274,295       $49,433     $ 1,537     $ 6,573    $ 17,029     $  3,030   $ 351,897   $25,205   $ 7,510  $384,612
                 =========       =======     =======     =======    ========     ========   =========   =======   =======  ========

(1) The Company recorded $8.6 million and $2.9 million of stock-based compensation expense during the three months ended June 30, 2007 and 2006, respectively, of which $3.1 million and $1.1 million, respectively, is included in corporate expense and $2.3 million and $0.3 million, respectively, is included in pre-opening and development expense on our condensed statement of operations. During the six months ended June 30, 2007 and 2006, the Company recorded stock-based compensation expense of $13.0 million and $5.7 million, respectively, of which $4.8 million and $2.1 million, respectively, is included in corporate expense and $3.0 million and $0.6 million, respectively, is included in pre-opening and development expense on our condensed statement of operations.

Note: The prior period presentation has been revised to conform to the current period presentation.

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)

The following is a reconciliation of Net Income to Adjusted EBITDA and Adjusted Property EBITDAR:

                                                                  Three Months Ended                  Six Months Ended
                                                                        June 30,                           June 30,
                                                                2007             2006               2007             2006
                                                              --------         --------           --------         --------
Net income                                                    $ 34,398        $ 109,329          $ 125,312        $ 231,112
  Add (deduct) :
     Provision for income taxes                                  5,769            7,405             16,880           23,465
     Other (income) expense                                      2,304               14              9,337             (150)
     Interest income                                           (21,352)         (15,018)           (34,016)         (25,232)
     Interest expense, net of amounts capitalized               54,409           23,685             89,021           45,100
     Loss on early retirement of debt                           10,705                -             10,705                -
     Depreciation and amortization                              35,721           24,428             66,953           49,433
     Loss on disposal of assets                                     61              456                239            1,537
     Pre-opening expense                                        40,320            4,354             62,777            6,573
     Development expense                                         1,260            7,861              3,606           17,029
     Stock-based compensation (1)                                3,228            1,515              5,180            3,030
                                                             ---------        ---------          ---------        ---------
Adjusted EBITDA                                                166,823          164,029            355,994          351,897

  Add :
     Rental expense                                              8,297            3,803             15,005            7,510
     Corporate expense                                          24,694           12,251             43,213           25,205
                                                             ---------        ---------          ---------        ---------
Adjusted Property EBITDAR                                    $ 199,814        $ 180,083          $ 414,212        $ 384,612
                                                             =========        =========          =========        =========

(1)  From prior page

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(In thousands, except room and other information)
(Unaudited)

                                                                  Three Months Ended                   Six Months Ended
                                                                        June 30,                           June 30,
                                                                2007             2006               2007             2006
                                                              --------         --------           --------         --------
Room Statistics for The Venetian:
        Occupancy %                                             100.9%           99.5%              99.8%            99.7%
        Average daily room rate (ADR) (1)                     $   266         $   242            $   271          $   246
        Revenue per available room (REVPAR) (2)               $   268         $   241            $   271          $   245

Other Information:
     The Venetian:
        Table games win per unit per day (3)                  $ 4,660         $ 3,778            $ 6,523          $ 5,204
        Slot machine win per unit per day (4)                 $   227         $   204            $   230          $   209
        Average number of table games                             133             130                135              133
        Average number of slot machines                         1,672           1,753              1,683            1,747

     The Sands Macao:
        Table games win per unit per day (3)                  $ 6,131         $ 7,760            $ 5,768          $ 7,600
        Slot machine win per unit per day (4)                 $   157         $   247            $   155          $   242
        Average number of table games                             745             454                766              444
        Average number of slot machines                         1,541             895              1,556              901

---------------

(1) ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.
(2) REVPAR is defined as Revenue Per Available Room and is calculated by dividing total room revenue by rooms available.
(3)   Table  games  win  per  unit  per  day  is  shown  before   discounts  and
      commissions.
(4) Slot machine win per unit per day is shown before deducting cost for slot points.